EXHIBIT 10.1

Calithera Biosciences, Inc.

Amended and Restated Severance Benefit Plan

Approved by the Compensation Committee

of the Board of Directors: August 28, 2017

Amended and Restated by the Compensation Committee

of the Board of Directors: August 21, 2021

a.
Introduction.

The Calithera Biosciences, Inc. Severance Benefit Plan (the “Plan”) is hereby established effective as set forth above. The purpose of the Plan is to provide for the payment of severance benefits to certain Eligible Employees (as defined below) in the event that such employees are subject to a Covered Termination. This Plan document is also the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

i.
“Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other then the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
ii.
“Base Salary” means 1/12th of the Eligible Employee’s annual base salary as in effect on the date of the Covered Termination, ignoring any reduction in base salary that forms the basis for Resignation for Good Reason.
iii.
“Board” means the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.
i.
“Cause” means one or more of the following, as determined by the Board in its sole discretion: (i) the Eligible Employee’s conviction of or plea of nolo contendere to any felony or any crime involving moral turpitude or dishonesty; (ii) the Eligible Employee’s gross misconduct in the performance of his or her duties which is injurious to the Company; (iii) failure by the Eligible Employee to substantially perform his or her material duties other than a failure resulting from the Eligible Employee’s complete or partial incapacity due to physical or mental illness or impairment; (iv) the Eligible Employee’s material breach of any agreement between the Eligible Employee and the Company concerning the terms and conditions of the Eligible Employee’s employment with the Company; (v) the Eligible Employee’s willful violation of a material Company employment policy (including, without limitation, any insider trading policy); or (vi) the Eligible Employee’s commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to the business, financial condition, reputation or assets of the Company or any of its subsidiaries. Grounds for Cause pursuant to clause (iii) of this section shall not be deemed to have occurred until Company has first provided the Eligible Employee with written notice of the acts or omissions constituting the grounds for “Cause” under clause (iii) of this section and a cure period of thirty (30) days following the date of such notice.
ii.
“Change in Control” means a “Change in Control” as defined in the Company’s 2014 Equity Incentive Plan, as may be amended from time to time, provided that such transaction also qualifies

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as “change in ownership of a corporation” or a “change in ownership of a substantial portion of a corporation’s assets” for purposes of Section 409A of the Code, if required for compliance with Section 409A of the Code.
iii.
“Closing” means the initial closing of a Change in Control.
iv.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
v.
“Code” means the Internal Revenue Code of 1986, as amended.
vi.
“Company” means Calithera Biosciences, Inc. or, following a Change in Control, the surviving entity resulting from the Change in Control, and any successor entity thereto.
vii.
“Covered Termination” means a Qualifying Termination or a Qualifying CIC Termination
viii.
“Eligible Employee” means an employee of the Company and its Subsidiaries specified by the Board as an eligible employee under the Plan and who otherwise meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
ix.
“Good Reason” means (i) the assignment to an Eligible Employee of any duties, or the reduction of the Eligible Employee’s duties, either of which results in a material diminution of the Eligible Employee’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of the Eligible Employee from such position and responsibilities; (ii) a material reduction in the Eligible Employee’s base salary except in connection with a general reduction in salary applicable to all of the Company’s executive officers other than in connection with or following a Change in Control; (iii) a relocation of the Eligible Employee’s principal place of employment by more than thirty (30) miles; or (iv) any material breach by the Company of any material provision of the Eligible Employee’s employment agreement with the Company, provided and only if such change, reduction or relocation is effected without the Eligible Employee’s written consent. In order for the Eligible Employee to resign for Good Reason, the Eligible Employee must provide advance notice of such resignation to the Company within ninety (90) days following the initial existence of the action or event giving rise to Good Reason. The notice must specify an effective date of termination that is not less than thirty (30) days, nor more than sixty (60) days, after the date of the written notice, and the Eligible Employee agrees that should the Company remedy the basis for such resignation prior to the termination date specified in the written notice, then the Eligible Employee may not resign for Good Reason. The Company may relieve the Eligible Employee of some or all of his or her duties, responsibilities and authority during any notice period, and such relief shall not serve as a basis for Eligible Employee to claim Good Reason, provided that the Company reinstates such duties, responsibilities, and authority not later than the last day of such notice period.
x.
“Individual Severance Arrangement” means any individual employment offer letter, contract or agreement that an Eligible Employee has with the Company providing for severance benefits to an Eligible Employee or any other severance arrangement between the Eligible Employee and the Company.
xi.
“Plan Administrator” means the Board prior to the Closing and such person, group or entity as the Board may designate upon and following the Closing.
xii.
“Protection Period” means the period of time commencing immediately prior to the Closing and continuing through the date that is twelve (12) months following the Closing.

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xiii.
“Qualifying Termination” means a termination of the Eligible Employee’s employment by (i) the Company other than for Cause (and not by reason of death or disability), or (ii) the Eligible Employee for Good Reason, in either case other than during the Protection Period.
xiv.
“Qualifying CIC Termination” means a termination of the Eligible Employee’s employment by (i) the Company other than for Cause (and not by reason of death or disability), or (ii) the Eligible Employee for Good Reason, in either case during the Protection Period. For such purposes, if the events giving rise to an Eligible Employee’s right to resign for Good Reason arise within the Protection Period, and the employee’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined above), such termination shall be a Qualifying CIC Termination even if the termination occurs following the Protection Period.
xv.
“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
xvi.
“Target Bonus” shall mean the Eligible Employee’s target bonus opportunity, if any, established by the Board and expressed as a percentage of annual base salary, under the Company’s annual cash incentive plan or program under which such Eligible Employee is eligible to participate, as in effect (i) immediately prior to the Change in Control or (ii) immediately prior to the employee’s Covered Termination, whichever of (i) or (ii) is greater.
b.
Eligibility for Benefits.
i.
Eligible Employee. An employee of the Company or a Subsidiary is eligible to participate in the Plan if (i) such employee is the Company’s Chief Executive Officer, is at the Senior Vice President level or above, is at the Vice President level or is designated in writing as a participant by the Board; (ii) such employee’s employment with the Company and its Subsidiaries terminates due to a Covered Termination; and (iii) such employee meets the other Plan eligibility requirements set forth in this Section 2.
ii.
Release Requirement. In order to be eligible to receive payments and benefits under the Plan, the employee also must execute a general waiver and release in substantially the form provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms (the date of such effectiveness, the “Release Effective Date”), which shall in no event be later than sixty (60) days following the date of the applicable Covered Termination. The Company, in its sole discretion, will determine the form of the Release so that to complies with applicable law and the specific terms of the Covered Termination, which may be incorporated into a termination agreement or other agreement with the employee.
iii.
No Duplicative Benefits Provided Under Plan. This Plan supersedes the terms of any Individual Severance Arrangement.
iv.
Exceptions to Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

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1.
The employee voluntarily terminates employment with the Company and its Subsidiaries without Good Reason, or terminates employment due to the employee’s death.
2.
The employee voluntarily terminates employment with the Company and its Subsidiaries in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.
3.
The employee’s employment is transferred by the Company to an Affiliate of the Company and such transfer does not give rise to the employee’s right to resign for Good Reason.
4.
The employee is rehired by the Company or an Affiliate and recommences employment at any time that benefits under the Plan remain unpaid (but only as to the unpaid portion thereof).
v.
Each Eligible Employee must sign and return the Designation Letter, in substantially the form attached hereto as Exhibit A, to the Company within ten (10) days after being provided such Designation Letter to agree to the terms and conditions of the Plan.
a.
Amount of Benefit.
i.
Severance Benefit. Upon a Covered Termination, the Eligible Employee shall be eligible to receive the following severance benefits.
1.
Cash Severance Benefit. The Eligible Employee shall receive a payment equal to the sum of (A) a number of months (such number of months, the “Severance Term”) multiplied by the Eligible Employee’s Base Salary; and (B) one-twelfth (1/12) of the Eligible Employee’s Target Bonus multiplied by the Severance Term, which either (i) in a Qualifying CIC Termination, shall be a lump sum payment provided within ten (10) days following the Release Effective Date or (ii) in a Qualifying Termination, shall be paid in equal installments on the Company’s normal payroll schedule over the number of months equal to the Severance Term immediately following the date of the Qualified Termination with the first payment being made on the first regular payroll date following the Release Effective Date:

Title	Qualifying Termination: Severance Term	Qualifying CIC Termination: Severance Term
CEO	12	18
Senior Vice Presidents	12	12
Vice Presidents	9	9

2.
Continued Group Health Plan Benefits.
a.
If the Eligible Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay a portion of the Eligible Employee’s premiums on behalf of the Eligible Employee for the Eligible Employee’s continued coverage under the

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Company’s group health plans, including coverage for the Eligible Employee’s eligible dependents, for a number of months equal to the applicable Severance Term or until such earlier date on which the Eligible Employee becomes eligible for health coverage from another employer (the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by the Eligible Employee and in effect at the time of the Covered Termination. Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, the Eligible Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Eligible Employee’s eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Eligible Employee’s sole responsibility.
b.
Notwithstanding the foregoing, if the Eligible Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying the employer portion of the COBRA premiums on the Eligible Employee’s behalf, the Company will instead pay the Eligible Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the employer portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”). Such Special Severance Payment shall end upon expiration of the COBRA Payment Period
3.
Equity Vesting. If the Covered Termination is a Qualified CIC Termination, then all unvested equity awards held by the Eligible Employee as of the date of the Qualified CIC Termination shall not terminate prior to the Release Effective Date but rather shall vest as of the Release Effective Date; provided, however, that if the Release is revoked, such unvested equity awards shall terminate as of the date of such revocation. For the avoidance of doubt, such unvested equity awards shall not vest under the terms of the Plan in connection with a Qualified Termination.
ii.
Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to individuals who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Board, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.
iii.
Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of other statutory notice periods, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable US or non-US federal, state, local legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, or (i) any policy or practice of the Company and its Subsidiaries providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c)

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shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.
b.
Return of Company Property.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

c.
Taxation and Offsets.

(a) General. Severance payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If an Eligible Employee is indebted to the Company on his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness to the maximum extent permitted by applicable law. All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. Severance benefits provided under the Plan will not be included as compensation under any employee benefit plan of the Company or any of its affiliates unless expressly required under the terms thereof.

(b) Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the

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exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to an Eligible Employee’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the first day of that following calendar year. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

(c) Parachute Payments. In the event that any of the severance payments and other benefits provided by this Plan or otherwise payable to an Eligible Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), the Eligible Employee’s severance payments and benefits under this Plan or otherwise shall be payable either in full or in such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Eligible Employee, on an after-tax basis, of the greatest amount of severance payments and benefits under this Plan or otherwise, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section shall be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to the Eligible Employee.

The calculations in this Section will be performed by the professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company shall appoint a nationally recognized tax firm to make the determinations required by this

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Section. The Company shall bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and the Eligible Employee shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Employee as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder shall be final, binding and conclusive upon the Company and the Eligible Employee. However, the Eligible Employee shall have the final authority to make any good faith determination(s) associated with the assumptions used by the tax firm in providing its calculations, and such good faith determination by the Eligible Employee shall be binding on the Company.

As a result of the uncertainty in the application of Sections 409A, 280G or 4999 of the Code at the time of the initial determination by the professional tax firm described in this Section, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of this Section is due (the “Additional Excise Tax”). The Eligible Employee shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require payment of Additional Excise Tax. The Eligible Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to the Eligible Employee. The Company shall pay all reasonable fees, expenses and penalties of the Eligible Employee relating to a claim by the IRS or other agency. In the event it is finally determined that a further reduction would have been required under this Section to place the Eligible Employee in a better after-tax position, the Eligible Employee shall repay the Company such amount within thirty (30) days thereof in order to effect such result.

d.
Right to Interpret and Administer Plan; Amendment and Termination.
i.
Interpretation and Administration. Prior to the Closing, the Board shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan and the resolution of disputes under the Plan. The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Plan Administrator. All actions taken by the Plan Administrator in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees.
ii.
Amendment or Termination. The Plan Administrator reserves the right to amend or terminate this Plan at any time; provided, however, that no such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan or any Designation Letter will be in writing and executed by a duly authorized officer of the Company.
e.
No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

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f.
Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

g.
Claims, Inquiries and Appeals.
i.
Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Calithera Biosciences, Inc.

Board of Directors

343 Oyster Point Blvd, #200

South San Francisco, CA 94080

ii.
Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
1.
the specific reason or reasons for the denial;
2.
references to the specific Plan provisions upon which the denial is based;
3.
a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
4.
an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

iii.
Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Calithera Biosciences, Inc.

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Board of Directors

343 Oyster Point Blvd, #200

South San Francisco, CA 94080

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

iv.
Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
1.
the specific reason or reasons for the denial;
2.
references to the specific Plan provisions upon which the denial is based;
3.
a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
4.
a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
v.
Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
vi.
Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 9(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 9, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

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h.
Basis of Payments to and from Plan.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

i.
Other Plan Information.
i.
Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 27-2366329. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 500.
ii.
Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
iii.
Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Calithera Biosciences, Inc.

343 Oyster Point Blvd, #200

South San Francisco, CA 94080

In addition, service of legal process may be made upon the Plan Administrator.

iv.
Plan Sponsor. The “Plan Sponsor” is:

Calithera Biosciences, Inc.

343 Oyster Point Blvd, #200

South San Francisco, CA 94080

(650) 870-1000

v.
Plan Administrator. The Plan Administrator’s contact information is:

Calithera Biosciences, Inc.

Board of Directors

343 Oyster Point Blvd, #200

South San Francisco, CA 94080

(650) 870-1000

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

j.
Statement of ERISA Rights.

Participants in this Plan (which is a welfare benefit plan sponsored by Calithera Biosciences, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

i.
Receive Information About Your Plan and Benefits.
1.
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual

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report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
2.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
3.
Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.
ii.
Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
iii.
Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

iv.
Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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Exhibit A

Calithera Biosciences, Inc.

Severance Benefit Plan

Designation as a Participant

To:

Date:

Calithera Biosciences, Inc. (the “Company”) has adopted the Calithera Biosciences, Inc. Severance Benefit Plan (the “Plan”). The Company is providing you this letter to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this letter. The terms and conditions of your participation in the Plan are as set forth in the Plan and this letter, which together constitute the Summary Plan Description for the Plan.

By accepting participation, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so. In addition, you agree that by accepting participation in the Plan the severance benefits set forth in your [offer letter] with the Company dated [_________] (the “Prior Agreement”) shall automatically become null and void and of no further force and effect and you shall have no further rights under the Prior Agreement, effective as of the date set forth above.

Please return to the Company’s Vice President Finance a copy of this letter signed by you and retain a copy of this letter, along with the Plan document, for your records. To be eligible to participate in the Plan, you must sign this letter within 10 days after being provided a copy.

Calithera Biosciences, Inc.: (Signature) By: Title: Participant: (Signature) By: Date:

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